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EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-138704 and 333-144878) of the references to our firm, in the context in which they appear, and and to the information regarding our audit of the reserve estimates of Kodiak Oil & Gas Corp. as of December 31, 2007, and to our reserve estimates of Kodiak Oil & Gas Corp. as of December 31, 2006, all of which are incorporated by reference in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2007, as well as in the notes to the financial statements included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (SCOTT) REES III, P.E. C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
March 13, 2008

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS